Exhibit 99.1

Trans World Corporation Announces the Acquisition of a Four-Star Business Hotel in Linz, Austria

NEW YORK--(BUSINESS WIRE)--March 1, 2017--Trans World Corporation (“TWC” or the “Company”) (OTCQB:TWOC), a premier owner and operator of casinos and hotels in Europe, today announced that on March 1, 2017, through its subsidiaries, Trans World Hotels & Entertainment a.s. (“TWH&E”) and Trans World Hotels Germany GmbH (“TWHG”), it purchased the ground lease rights to a four-star business hotel located on the banks of the Danube River in Linz, Austria.

The 176-room, river-front four-star hotel, which opened in 1995, is approximately 35 minutes driving time from the Company’s Route 55 Casino, located on the Czech-Austrian border near Dolni Dvoriste, Czech Republic, and 2.5 hours driving time from its Hotel Savannah/Route 59 complex, near Znojmo, Czech Republic. TWC’s management expects to see economic benefits from synergies that can be developed between the businesses.

The hotel is of particular interest to TWC due to its geographic location near the center of Linz as well as its upside potential. The Company believes the current results will further improve after completion of planned renovations to upgrade the hotel’s style and function. Linz has a greater regional population of 271,000, is an important economic hub in Austria, is an attractive location for business conferences and seminars, and is an important market of the Route 55 Casino.

Mr. Rami Ramadan, Chief Executive Officer of TWC stated, “We are proud to add another hotel property. This is a step forward for TWC in its strategy to grow its hotel and casino portfolio in Europe. We will continue to offer the best possible product and customer service to our clientele and will strive to build on the positive reputation that we have established in the regions in which we operate. This acquisition will also improve the Company’s valuation, to the ultimate benefit of our shareholders.”

In addition to three casinos and the four-star Hotel Savannah in the Czech Republic, TWC currently owns three hotels in Germany: the four-star Hotel Freizeit Auefeld in Hann. Münden; the four-star Hotel Columbus in Seligenstadt, near Frankfurt; and the three-star Hotel Kranichhöhe in Much, near Cologne, which will soon be renovated to four-stars.

Hotel Highlights

The 8-floor, business hotel includes:

  176 guest rooms;
  120-seat restaurant;
  40-seat bar;
  6 meeting rooms;
  a large outdoor terrace overlooking the Danube River; and
  a spa and fitness center with a sauna, sun beds and a steam bath.

Summary of the Transaction

The total acquisition cost was $5.2 million inclusive of the $4.5 million purchase price and the deal structure involved TWC’s acquisition of 100% of the shares of Hotel Donauwelle Betriebsgesellschaft m.b.H. which owned the long-term lease rights through the year 2061. TWC invested $1.1 million as equity and the balance was financed through the assumption of an existing five-year bank loan in the amount of approximately $4.1 million from Erste Bank, Austria, with fixed-interest of 2.95%, paid quarterly. The loan will mature on December 31, 2021, pursuant to which the remaining balance of approximately $2.0 million will be either paid off or financed. TWC plans extensive renovations to the guest rooms, lobby, restaurant, and meeting rooms, which will be conducted in phases over the course of 2017 and 2018.

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded, Nevada corporation, headquartered in the U.S., with all of its gaming and hotel operations in Europe. Additional information about TWC can be found on the Company’s website at www.transwc.com.

The press release herein may contain certain forward-looking statements and data regarding operating trends and future results of operations. For this purpose, any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such risks include but are not limited to, our dependence on our current management, the regulatory environment in which our operations reside, uncertainties over the development and success of our current and future gaming and hotel operations, general global macroeconomic and local economic conditions, extreme weather, and changes in tax or gaming laws or regulations. Additional information concerning potential factors that could affect the Company’s financial results, including other risks and uncertainties, is disclosed in our periodic reports filed with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2015. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

CONTACT:
Trans World Corporation
Jill Yarussi, 212-983-3355
Manager of Communications
JYarussi@transwc.com
www.transwc.com